Exhibit 10.16
COMARCO INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
EFFECTIVE SEPTEMBER 1, 2009
CASH COMPENSATION
Annual Retainers for Serving as Chairpersons
Chairman of the Board. The non-employee Chairman of the Board shall be paid an annual retainer of $12,000 (or such other amount as determined by the Board) and he or she shall be entitled to receive any additional annual retainers for serving as the chairperson of any Board Committees.
Committee Chairpersons. Non-employee directors shall be paid the following annual retainers for serving as the chairperson of a committee of the Board:
•	$6,000 — Audit Committee

•	$5,000 — Compensation Committee

•	$5,000 — Nominating and Corporate Governance Committee

•	$5,000 — Any other standing committee of the Board
Additional Annual Retainers
Retainer for Serving on the Board. Each non-employee directors shall be paid an annual retainer of $33,000 for his or her service on the Board.
Retainer for Serving on Committees. Non-employee directors who serve on, but do not chair a committee of the Board, shall not be paid any annual retainers for service on such committee.
Board/Committee Meeting Fees
No separate meeting fees shall be paid for attendance at any Board or Committee meetings.
Adjustments
All amounts above may be revised as determined by the Board from time to time in its discretion.
EQUITY-BASED COMPENSATION
Non-employee directors shall be eligible to receive equity-based compensation awards pursuant to the Company’s 2005 Incentive Plan, and pursuant to any other equity-based compensation plan of the Company, as determined by the Board of Directors from time to time.
TRAVEL EXPENSE REIMBURSEMENT
Each of the non-employee directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.
AMENDMENTS, REVISION AND TERMINATION
This policy may be amended, revised or terminated by the Board of Directors at any time and from time-to-time.